STEWART MCKELVEY STIRLING SCALES
Barristers, Solicitors and Trademark Agents

Suite 900
Purdy's Wharf Tower One
1959 Upper Water Street
Halifax, NS
Canada B3J 3N2

Correspondence:
P.O. Box 997
Halifax, NS
Canada B3J 2X2

Telephone: 902.420.3200
Fax: 902.420.1417
halifax@smss.com
www.smss.com

Charles S. Reagh
Direct Dial: 902.420.333
Direct Fax: 902.496.6173
csr@smss.com

File Reference: NS1341-212

October 7, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Dear Sirs/Mesdames:

Re: YM BioSciences Inc. (the "Company")

We are acting as local counsel in the Province of Nova Scotia, Canada, to the Company in connection with the filing on the date hereof of a Registration Statement on Form F-3 prescribed by the Securities and Exchange Commission of the United States of America with respect to

(a) 6,752,801 shares (the "**2003 Shares**") issued to certain persons described in the Form F-3 as "Selling Shareholders" (the "**Selling Shareholders**") pursuant to the exercise of 6,752,801 special warrants sold pursuant to a private placement in December, 2003 (the "**2003 Private Placement**");

(b) 3,376,401 additional shares (the "**2003 Warrant Shares**") issuable to the Selling Shareholders upon the exercise of 3,376,401 special warrants sold pursuant to the 2003 Private Placement (the "**Outstanding 2003 Warrants**");

(c) 789,566 shares (the "**2003 Agent Warrant Shares**") issuable to the Selling Shareholders upon the exercise of 789,566 special warrants given as additional consideration to the agents in the 2003 Private Placement (the "**2003 Agent Warrants**");

(d) 1,104,300 shares (the "**2004 Shares**") issued to the Selling Shareholders pursuant to the exercise of 1,104,300 Special Warrants sold pursuant to a private placement on September 30, 2004 (the "**2004 Private Placement**"); and

(e) 552,150 additional shares (the "**2004 Warrant Shares**") issuable to the Selling Shareholders upon the exercise of 552,150 special warrants sold pursuant to the 2004 Private Placement (the "**Outstanding 2004 Warrants**").

The 2003 Shares and the 2004 Shares are sometimes collectively referred to herein as the "**Issued Shares**". The 2003 Warrant Shares, 2003 Agent Warrant Shares and the 2004 Warrant Shares are sometimes collectively referred to herein as the "**Additional Shares**". The Issued Shares and the Additional Shares are sometimes collectively referred to herein as the "**Shares**". The Outstanding 2003 Warrants, 2003 Agent Warrants and the Outstanding 2004 Warrants are sometimes collectively referred to herein as the "**Outstanding Warrants**". The Outstanding

Warrants and the warrants pursuant to which the Issued Shares were issued are sometimes collectively referred to herein as the "**Warrants**".

We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Company as we have considered necessary or relevant for the purposes of this opinion including:

(a) a certificate of status (the "**Certificate of Status**") pertaining to the Company issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated October 7, 2005;

(b) a certificate of an officer (the "**Officer's Certificate**") dated the date hereof with respect to the memorandum of association and articles of association of the Company and resolutions of the board of directors of the Company authorizing, among other things, the allotment and issuance of the Shares and the execution and delivery of the Warrants;

(c) a certificate of CIBC Mellon Trust Company respecting the issued and outstanding shares in the capital stock of the Corporation as at October 3, 2005; and

(d) minutes of the Company since the date of continuance of the Corporation under the laws of the Province of Nova Scotia and contained in the minute book of the Company as certified by the Secretary of the Company.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

As to various questions of fact material to our opinion, which we have not verified independently, we have relied upon completeness, truth and accuracy of all statements of fact contained in documents or certificates of governmental authorities and the Corporation or its officers and its transfer agent including the Officer's Certificate and the certificate of CIBC Mellon Trust Company respecting the issued and outstanding shares of the Company which we have assumed remains accurate.

We have assumed that the Warrants are or were, at all relevant times, enforceable obligations of the Company under the laws by which they are governed.

Based and relying upon and subject to the foregoing we are of the opinion that:

1. The Shares (including the shares issuable on the exercise of the Outstanding Warrants) have been duly authorized by all necessary corporate action on the part of the Company.

2. The Issued Shares are validly issued and outstanding as fully paid and non-assessable common shares in the capital stock of the Company.

3. The Warrant Shares, when issued in full compliance with the terms of the Warrants, will be validly issued and outstanding as fully paid and non-assessable common shares in the capital stock of the Company.

We are solicitors qualified to practice law in the Province of Nova Scotia and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

This letter is provided to you for your benefit, solely with regard to the filing of the Registration Statement and may not be relied upon by any other person or for any other purpose without our prior written consent.

We hereby consent to the inclusion of this opinion as an exhibit to the Form F-3. In giving this consent, we do not thereby admit that we that we come within the category of persons whose consent is required by the Securities Act of 1933 of the United States of America, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,

Stewart McKelvey Stirling Scales